EXHIBIT 10.8

                             CONTRIBUTION AGREEMENT

                                   RELATING TO

                               THE CAPITALIZATION

                                       OF

                              MAR MAR REALTY TRUST

                                       BY

                                       AND

                                      AMONG

                              MAR MAR REALTY TRUST,

                               MAR MAR REALTY L.P.

                                       AND

                     VARIOUS CONTRIBUTORS IDENTIFIED HEREIN

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.


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                                TABLE OF CONTENTS

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                                                                                                               Page
ARTICLE 1:          DEFINITIONS...................................................................................1
                    1.1    Definitions............................................................................1

ARTICLE 2: CONTRIBUTION PROVISIONS................................................................................8
                    2.1    [Intentionally Omitted]................................................................8
                    2.2    [Intentionally Omitted]................................................................8
                    2.3    Property Contributors..................................................................8
                    2.4    Partnership Interest Contributors......................................................8
                    2.5    Title Insurance........................................................................9
                    2.6    Survey................................................................................10
                    2.7    Access to Information; Environmental Audits...........................................11
                    2.8    Investigation.........................................................................11

ARTICLE 3:          COVENANTS AND OTHER AGREEMENTS...............................................................12
                    3.1    Implementing Agreement................................................................12
                    3.2    Preservation of Business..............................................................12
                    3.3    Consents and Approvals................................................................12
                    3.4    Maintenance of Insurance..............................................................12
                    3.5    Exclusivity...........................................................................13
                    3.6    New Contracts and Liens...............................................................13
                    3.7    Leasing Arrangements..................................................................13
                    3.8    Obligation to Supplement Information..................................................13
                    3.9    TI and Repair Contracts...............................................................13
                    3.10   Damage................................................................................14
                    3.11   Condemnation..........................................................................14
                    3.12   Material Agreements...................................................................14
                    3.13   Completion of IPO.....................................................................14

ARTICLE 4:          REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS...............................................15
                    4.1    Due Organization......................................................................15
                    4.2    Due Authorization.....................................................................15
                    4.3    Conflicts.............................................................................16
                    4.4    Litigation............................................................................16
                    4.5    Contractors and Suppliers; Service, TI and Repair Contracts...........................16
                    4.6    Leases and Rent Roll..................................................................17
                    4.7    Operating Statements..................................................................17
                    4.8    Permits, Legal Compliance and Notice of Defects.......................................17
                    4.9    Environmental.........................................................................18
                    4.10   [Intentionally Omitted]...............................................................19
                    4.11   Ownership of the Title Holding Partnerships and Properties............................19
                    4.12   Distributions and Payments............................................................19

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                    4.13   Securities............................................................................20
                    4.14   No Brokers............................................................................20
                    4.15   Solvency..............................................................................20
                    4.16   Certain Tax Matters...................................................................21

ARTICLE 5:          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                    AND THE PARTNERSHIP..........................................................................22
                    5.1    Due Organization......................................................................22
                    5.2    Due Authorization.....................................................................22
                    5.3    Conflicts.............................................................................23
                    5.4    Litigation............................................................................23
                    5.5    Solvency..............................................................................23
                    5.6    Written Materials.....................................................................24
                    5.7    No Brokers............................................................................24
                    5.8    Financial Statements..................................................................24
                    5.9    REIT and Partnership Status...........................................................24

ARTICLE 6:          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
                    AND THE PARTNERSHIP..........................................................................24
                    6.1    Representations and Warranties........................................................24
                    6.2    Compliance with Agreements and Covenants..............................................25
                    6.3    Tenant Estoppels......................................................................25
                    6.4    Other Contracts.......................................................................25
                    6.5    Legal Proceedings.....................................................................25
                    6.6    IPO Closing...........................................................................26
                    6.7    Representation Letter.  ..............................................................26
                    6.8    Consents and Approvals................................................................26
                    6.9    Other Conditions......................................................................26

ARTICLE 7:          CONDITIONS PRECEDENT TO OBLIGATIONS OF CONTRIBUTORS..........................................26
                    7.1    Representations and Warranties........................................................26
                    7.2    Compliance with Agreements and Covenants..............................................26
                    7.3    Legal Proceedings.....................................................................27
                    7.4    IPO Closing...........................................................................27
                    7.5    Minimum Asset Size....................................................................27
                    7.6    Consents and Approvals................................................................27
                    7.7    Release of Liability..................................................................27
                    7.8    Tax Related Agreement.................................................................27
                    7.9    Other Conditions......................................................................27

ARTICLE 8:          CLOSING......................................................................................28
                    8.1    Closing...............................................................................28
                    8.2    Deliveries by Contributors............................................................28
                    8.3    Deliveries by the Company and the Partnership.........................................30

ARTICLE 9:          COOPERATION ON TAX MATTERS...................................................................31

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ARTICLE 10:         POST-CLOSING COVENANTS OF CONTRIBUTOR........................................................32

ARTICLE 11:         PRORATIONS AND ADJUSTMENTS...................................................................32
                    11.1   Prorations............................................................................32
                    11.2   Tenant Reconciliations and Post-Closing Adjustments...................................35
                    11.3   Leasing Commissions...................................................................35
                    11.4   TI Contracts, Tenant Allowances and Capital Improvements..............................35
                    11.5   Repair Contracts......................................................................37
                    11.6   Tenant Deposits.......................................................................37
                    11.7   Wages.................................................................................37
                    11.8   Utility Deposits......................................................................37
                    11.9   Sales Commissions.....................................................................37
                    11.10           [Intentionally Omitted]......................................................37

ARTICLE 12:         TERMINATION AND REMEDIES.....................................................................38
                    12.1   Termination...........................................................................38
                    12.2   Effect of Termination.................................................................38
                    12.3   Termination as to Specific Properties.................................................38

ARTICLE 13:         INDEMNIFICATION..............................................................................39
                    13.1   Contributors' Indemnity...............................................................39
                    13.2   Partnership's Indemnity...............................................................39
                    13.3   Company's Indemnity...................................................................40
                    13.4   Environmental Excluded................................................................40
                    13.5   Procedure.............................................................................40
                    13.6   Limitation on Liability...............................................................40
                    13.7   Exclusivity...........................................................................41

ARTICLE 14:         MISCELLANEOUS................................................................................41
                    14.1    Survival.............................................................................41
                    14.2    Expenses.............................................................................41
                    14.3    Additional Actions and Documents.....................................................41
                    14.4    Remedies Cumulative..................................................................42
                    14.5    Entire Agreement; Amendment..........................................................42
                    14.6    Notices..............................................................................42
                    14.7    Waivers..............................................................................42
                    14.8    Counterparts.........................................................................42
                    14.9    Governing Law........................................................................42
                    14.10 Assignment.............................................................................43
                    14.11 No Third Party Beneficiaries...........................................................43
                    14.12 Confidentiality........................................................................43
                    14.13 Severability...........................................................................45
                    14.14 Company Access to Information..........................................................45
                    14.15 Information and Audit Cooperation......................................................45
                    14.16 Binding Effect.........................................................................45

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                    14.17 Headings...............................................................................45
                    14.18 Limitation of Liability................................................................45
                    14.19 Waiver of Jury Trial...................................................................46

                                    EXHIBITS

                    A      -        Form of Partnership Agreement
                    B      -        Form of Registration Rights and Lock-Up Agreement
                    E      -        Certificate of Advance Stores Company, Incorporated
                    F      -        Form of Tenant Estoppel
                    G      -        Joint Escrow Instruction Letter - New Title Insurance
                    H      -        Form of Bill of Sale and Assignment and Assumption of Leases,
                                     Contracts and Intangible Property
                    K      -        Form of Audit Letter
                    L      -        Tax Information
                    M      -        Form of Tax-Related Agreement
                    N      -        Title Holding Partnerships Tax Returns

                                    SCHEDULES

                    A      -        Properties, Descriptions and Contribution Amounts per Contributor
                    1.2    -        Assumed Mortgage Debt
                    1.3    -        Current Title Policies
                    2.3    -        Property Contributors
                    2.4    -        Partnership Interest Contributors and Title Holding Partnerships
                    4.5    -        Service Contracts, TI Contracts and Repair Contracts
                    4.9    -        Environmental Reports
                    10.1            -       Contributor Maintenance Obligations
                    11.3   -        Leasing Commissions
                    X      -        Disclosures


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                                                         iv

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                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT ("Agreement") is made and entered into as of the ____ day of July, 1998, among the parties set forth on the signature pages hereto that are designated as a Contributor (together, the "Contributors" and, individually, a "Contributor"), Mar Mar Realty Trust, a Maryland real estate investment trust (the "Company"), and Mar Mar Realty L. P., a Delaware limited partnership (the "Partnership"), under the following circumstances:

                                    RECITALS:

         1. Each Contributor owns, either directly or indirectly, the properties or leasehold interests therein (such properties or leasehold interests, together with all other rights, privileges, hereditaments and interests appurtenant thereto constituting Real Property, and all Improvements, Leases, Personal Property and Intangible Property (each as defined herein) relating thereto, the "Properties" and, individually, a "Property") listed opposite its name on Schedule A.

         2. The Contributors, the Partnership and the Company desire, subject to the terms and conditions hereinafter set forth, that the Contributors will contribute the Properties, directly or indirectly, to the Partnership in exchange for LP Units (as defined herein), pursuant to a partnership agreement ("Partnership Agreement") substantially in the form of Exhibit A in which the Contributors shall be limited partners and the Company shall be the sole general partner, as determined according to the Contribution Amount for, and net equity in, each Property, all as provided for herein.

         3. The Company and the Contributors will, contemporaneously with the IPO Closing Date (as defined herein), enter into a registration rights and lock-up agreement substantially in the form of Exhibit B (the "Registration Rights Agreement").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

                             ARTICLE 1: DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

                    "Adjusted Contribution Amount" means, with respect to each Contributor, the aggregate Contribution Amount for all Properties contributed, directly or indirectly, by such Contributor increased or decreased as follows: first, by deducting the principal amount of all then-outstanding mortgage indebtedness encumbering the Properties owned by such Contributor as of the Final Allocation Date; second, by deducting the amount (determined by the Company in good faith and agreed to by such Contributor) of all liabilities, claims, demands, losses or damages arising from any breaches by such Contributor of its representations and warranties in Article 4 which are known prior to the Final Allocation Date; third, at the election of a Contributor (which election must be made by written notice to the Company prior to the Final Allocation Date), by deducting any Net Proration Amount which is due to the Partnership from such Contributor (any Net Proration Amount due to such Contributor from the Partnership shall be made in cash in accordance with Article 11); fourth, to the extent provided in Section 3.10, by deducting the amount of any damage (determined by the Company in good faith and agreed to by such Contributor) to a Property owned by such Contributor as determined prior to the Final Allocation Date; fifth, by deducting the amount of any other known and determinable liabilities (determined by the Company in good faith and agreed to by such Contributor) relating to a Property owned by such Contributor as determined prior to the Final Allocation Date; sixth, by deducting the Contribution Amount (and not making any adjustments pursuant to clauses "first" through "fifth" above) for any Properties which, subsequent to the date hereof and prior to the Determination Time, have been excluded from the Consolidation pursuant to Section 12.3; and seventh, by deducting the amount of any deed transfer tax relating to the contribution of any of the Properties located in the Commonwealth of Pennsylvania. If any of the items discussed in clauses "second," "third," "fourth" and "fifth" above have occurred, but there has not been agreement between the Company and the applicable party on or before the required adjustment date as set forth above, then, to the extent of such disagreement, such item shall not result in an adjustment to the Contribution Amount of such party, provided, that no party shall be deemed to have waived any of its other rights or remedies with respect to such item.

                    "Assignment" has the meaning set forth in Section 8.2(b).

                    "Assumed Mortgage Debt" means the existing mortgage indebtedness as set forth on Schedule 1.2 which encumbers certain of the Properties to be contributed, directly or indirectly, by Contributors to the Partnership and which indebtedness will be assumed by the Partnership at the Closing.

                    "Business Day" means any day of the year other than Saturday, Sunday or any other day on which banks located in New York, New York generally are closed for business.

                    "Closing" has the meaning set forth in Section 8.1.

                    "Closing Date" has the meaning set forth in Section 8.1.

                    "Code" means the Internal Revenue Code of 1986, as amended.

                    "Common Shares" means common shares of beneficial interest, par value $0.01 per share, of the Company.

                    "Company" has the meaning set forth in the Preamble.

                    "Consolidation" means the consolidation of the Properties as contemplated by this Agreement.

                    "Consolidation Expenses" means all costs and expenses incurred by the Company and the Partnership in structuring and consummating the Consolidation, including, but not limited to, legal fees, advisory fees, accounting fees, environmental audit and engineering fees, transfer taxes (except for those respecting the Properties located in the Commonwealth of Pennsylvania and being contributed hereunder), title insurance and survey fees, lender fees and all other costs and expenses in connection with (a) the formation and organization of the Partnership and the Company, (b) the structuring of the terms and conditions of the Consolidation, (c) the offering and issuance of Common Shares and Units, (d) all steps taken to conduct the transaction in compliance with applicable Federal and state corporate, partnership, securities and other laws, (e) the receipt of all necessary consents and approvals, including those required from regulatory bodies on or before (and remaining in effect at the consummation of) the Consolidation, (f) the solicitation of the Contributors to participate in the Consolidation and (g) the acquisition by the Partnership in the Consolidation of the assets and the assumption of the Assumed Mortgage Debt. All environmental audit and engineering fees, transfer taxes (except for those respecting the Properties located in the Commonwealth of Pennsylvania and being contributed hereunder) and title insurance and survey fees incurred specifically in connection with the Consolidation shall be paid by the Company and the Partnership and shall be considered "Consolidation Expenses". "Consolidation Expenses", however, do not include costs and expenses which have been incurred by the Contributors in the ordinary course of business which are not related to the Consolidation, costs related to the Consolidation as to which the Contributors have agreed separately to bear directly, or costs related to the independent review of the Consolidation by the Contributors or their own individual investment advisors and legal counsel.

                    "Contributed Capital" means, as of the Closing, the sum of
         (a) the aggregate Adjusted Contribution Amount of all Contributors and other persons who are contributing their properties to the Partnership for cash using a formula equivalent to the definition of Adjusted Contribution Amount and (b) the product of the IPO Share Price and the number of Common Shares issued to the public in the IPO.

                    "Contribution Amount" means, with respect to each Contributor, the dollar amount assigned individually to each Property, and in the aggregate to all Properties to be contributed, directly or indirectly, by such Contributor as set forth on Schedule A.

                    "Contributors" has the meaning set forth in the Preamble.

                    "Determination Time" means the time at which the Form S-11 registration statement of the Company for the IPO is declared effective by the Securities and Exchange Commission.

                    "Environmental Laws" has the meaning set forth in Section
         4.9.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    "Fair Market Value" means, with respect to any Common Shares or Units, the closing sales price if the Common Shares are listed on a national securities exchange, or if not so listed, as reported on the NASDAQ National Market System, or if there have been no sales on any such exchange or the NASDAQ National Market System on any day, the average of the highest bid and lowest asked prices at the end of such day, or if on any day the Common Shares are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or if on any day the Common Shares are not so quoted, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Fair Market Value" is being determined and the 20 consecutive business days prior to such day; provided that, if the Common Shares are listed on any national securities exchange, the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time the Common Shares are not listed on any national securities exchange or the NASDAQ National Market System or quoted in the NASDAQ System or the domestic over-the-counter market, the "Fair Market Value" shall be the fair value thereof determined in good faith by the Company's Board of Trustees.

                    "Final Allocation Date" means the last day of the calendar month first preceding the month in which the final preliminary prospectus generally distributed to prospective purchasers in connection with the IPO is dated.

                    "GP Units" means partnership units issued to the Company as general partner evidencing ownership in the Partnership as provided in the Partnership Agreement.

                    "Hazardous Materials" has the meaning set forth in Section 4.9.

                    "Improvement" has the meaning set forth in the definition of Real Property.

                    "Intangible Property" means, with respect to each Property, all intangible property now or on the Closing Date owned by the Contributors or the Title Holding Partnerships (or in which the Contributors or the Title Holding Partnerships have any interest, but only to the extent of such interest) and used in connection with the Real Property or the Personal Property, to the extent assignable in accordance with its terms or under applicable law, including, without limitation, all right, title and interest in and to all: licenses, approvals, applications and permits issued or approved by any governmental authority and relating to the use, operation, ownership, occupancy and/or maintenance of the Real Property or the Personal Property; TI Contracts, Repair Contracts and Service Contracts; utility arrangements; indemnities; claims against third parties; plans; drawings; specifications; surveys; maps; engineering reports and other technical descriptions; books and records;

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         insurance proceeds and condemnation awards; and all other intangible rights used in connection with or relating to the Real Property or the Personal Property, including rights, if any, to current and past names of the Real Property.

                    "IPO" means the initial public offering of Common Shares of the Company.

                    "IPO Closing Date" means the date on which the IPO is consummated.

                    "IPO Filing Date" means the date on which the Form S-11 registration statement relating to the IPO is first filed with the Securities and Exchange Commission.

                    "IPO Proceeds" means, with respect to each Contributor, an amount equal to the product obtained by multiplying the Ownership Units issued to such Contributor by the IPO Share Price.

                    "IPO Share Price" means the initial public offering price of the Common Shares in the IPO.

                    "Landlord Default" has the meaning set forth in Section 6.3.

                    "Leases" means, with respect to each Property, all leases and other agreements granting the right to occupy or use the Improvements, including leases which may be made by the Contributors or the Title Holding Partnerships after the date hereof and before the Closing as permitted by this Agreement.

                    "Lien" means any mortgage, lien (statutory or other), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or other encumbrance.

                    "LP Units" means partnership units issued to a limited partner evidencing ownership in the Partnership as provided in the Partnership Agreement.

                    "Net Proration Amount" means, with respect to each Contributor in relation to the Company and the Partnership, an amount equal to the sum of all the credits and debits between such parties with respect to the items to be prorated under Article 11 of this Agreement.

                    "Operating Expense Pass-Throughs" has the meaning set forth in Section 11.1(c).

                    "Ownership Units" means, with respect to each Contributor, a number of LP Units as provided in Article 2, equal to the Adjusted Contribution Amount for such Contributor as the case may be, divided by
         (ii) the IPO Share Price.

                    "Partnership" has the meaning set forth in the Preamble.

                    "Partnership Agreement" has the meaning set forth in the Recitals.

                    "Partnership Interest Contributor" means each Contributor which owns an interest in a Title Holding Partnership, as set forth on
         Schedule 2.4.

                    "Permitted Exceptions" means (a) those exceptions contained on Schedule "B" of the title policy currently held by the applicable Contributor or Title Holding Partnership, a list of which title policies is set forth on Schedule 1.3 (excluding Liens securing or evidencing indebtedness other than Assumed Mortgage Debt), (b) such additional encumbrances as do not adversely affect the use, value or marketability of the Property affected thereby, (c) those additional matters that may be specifically approved in writing by the Company (which approval shall not be unreasonably withheld), (d) the Leases,
         (e) Liens for taxes which are not yet due and payable and (f) Liens evidencing or securing Assumed Mortgage Debt to the extent and in the manner such Liens are in existence on the date hereof.

                    "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

                    "Personal Property" means, with respect to each Property, all tangible property owned by the Contributor or the Title Holding Partnership (or in which the Contributors and the Title Holding Partnerships have any interest, but only to the extent of such interest) now or on the Closing Date and used in conjunction with the operation, maintenance, ownership and/or occupancy of the Real Property including, without limitation: furniture; furnishings; art work; sculptures; paintings; office equipment and supplies; landscaping; plants; lawn equipment; and whether stored on or off the Real Property, tools and supplies, maintenance equipment, materials and supplies used in connection with the operation, maintenance, ownership or occupancy of the Real Property, shelving and partitions and any construction and finish materials and supplies not incorporated into the Improvements and held for repairs and replacements thereto, wherever located. The Personal Property does not include tools, supplies and equipment owned by the property manager.

                    "Private Offering Materials" means the private offering materials distributed to the Contributors from the Company, together with any amended or supplemental materials regarding the Consolidation distributed prior to the date of this Agreement by the Company to all Contributors.

                    "Property" has the meaning set forth in the Recitals and each Property is described on Schedule A.

                    "Real Property" means, with respect to each Property, the fee simple absolute estate (or other estate set forth on Schedule A) in and to the real property described or referred to on Schedule A, together with all rights, privileges, hereditaments and interests appurtenant thereto including, without limitation: any water and mineral rights, development rights, air rights, easements and any and all rights of the Contributors and the Title Holding Partnerships in and to any streets, alleys, passages and other rights of way; and all buildings and other improvements located on or affixed to such real property and all replacements and additions thereto (collectively, "Improvements").

                    "Registration Rights Agreement" has the meaning set forth in the Recitals.

                    "Rent Roll" means the rent roll(s) specified in Section 4.6.

                    "Repair Contracts" has the meaning set forth in Section 3.9.

                    "Securities Act" has the meaning set forth in Section 4.13.

                    "Service Contracts" means, with respect to each Property, all management, service, supply, equipment rental and other contracts related to the operation of the Real Property or the Personal Property.

                    "Tax" or "Taxes" means all taxes, however, denominated, imposed by any federal, state, local or foreign government or any agency or political subdivision of any government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such taxes), real property gain taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other government charges, and other obligations of the same or of a similar nature to any of the foregoing.

                    "Tax Return" means any return, report, information return or schedule or other document (including, without limitation, any related or supporting information or schedule, such as self-employment schedules and returns, federal Tax Form 1099's for all applicable transactions, property tax filings, sales and use tax returns, federal and state payroll reports and federal Tax Form 5500's) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                    "TI Contracts" has the meaning set forth in Section 3.9.

                    "Title Company" means, at the Company's option, (a) with respect to each Property, the title insurance company which issued the owner's policy currently held by the applicable Contributor or Title Holding Partnership covering such Property, or (b) a nationally recognized title insurance company acceptable to the Company.

                    "Title Holding Partnership" means an entity holding title to a property which is organized under state law as a general or limited partnership and is treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation.

                    "Underlying Shares" has the meaning set forth in Section
         4.13.

                    "Units" means partnership units evidencing ownership in the Partnership as provided in the Partnership Agreement, whether LP Units or GP Units.

                       ARTICLE 2: CONTRIBUTION PROVISIONS

         Upon the terms and subject to the conditions of this Agreement, the events set forth in this Article 2 shall be effected as of the IPO Closing Date. The contribution of the Properties to the Partnership pursuant to this Article 2 shall constitute "Capital Contributions" pursuant to Section 4.1 of the Partnership Agreement and are intended to be governed by Section 721 of the Code.

         2.1        [Intentionally Omitted]

         2.2        [Intentionally Omitted]

         2.3 Property Contributors. Each Contributor listed on Schedule 2.3 hereby agrees to convey and transfer each of the Properties listed on Schedule
2.3 opposite its name, subject to no Liens other than Permitted Exceptions, and the Partnership agrees to accept such Properties and to issue to such Contributor on the IPO Closing Date a number of LP Units equal to its Ownership Unit amount.

         2.4 Partnership Interest Contributors. Each Partnership Interest Contributor hereby agrees to sell, transfer and assign to the Partnership all right, title and interest in and to the partnership interest it holds in the Title Holding Partnership listed on Schedule 2.4 opposite its name, free and clear of all Liens, and the Partnership hereby agrees to purchase such partnership interest and to issue to such Partnership Interest Contributor on the IPO Closing Date a number of LP Units equal to its Ownership Unit amount relating to such Title Holding Partnership (determined as provided in clause (b) of the definition of "Adjusted Contribution Amount" and in the definition of "Ownership Units").

         2.5        Title Insurance.

         (a) Each of the Properties is currently covered by an owner's or lender's policy of title insurance held by the applicable Contributor or Title Holding Partnership.

         (b) The Company or the Partnership shall obtain (or cause to be obtained) from the Title Company at Closing an owner's or lender's title insurance policy issued by the Title Company in favor of the Partnership, (i) dated the Closing Date, (ii) in the full amount of the Contribution Amount with respect to the applicable Property, (iii) in the form of an American Land Title

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



Association Owner's Policy, Standard Form B (or such other form as is acceptable to the Company, if such ALTA form is not available in the state in which the applicable Property is located), (iv) subject only to the standard exclusions from coverage contained in such policy and the Permitted Exceptions, with full extended coverage over all standard and general exceptions (where available), and (v) which policy shall contain the following endorsements, if available in such state:

                    (A)    an ALTA 3.1 zoning endorsement;

                    (B)    a non-imputation endorsement;

                    (C)    an owner's comprehensive endorsement;

                    (D)    an access endorsement;

                    (E)    a contiguity endorsement, if applicable;

                    (F)    a survey endorsement; and

                    (G) such other endorsements as the Company shall reasonably require after review of the survey, title insurance commitment and Leases.

         (c) The transactions contemplated by this Article 2 shall be closed by means of a New York style closing, with the concurrent delivery of the documents of title and transfer of interests, delivery of the title policy and/or endorsements, and delivery of the applicable Ownership Units. The Company and/or the Partnership shall provide any undertaking to the Title Company reasonably necessary to effectuate the New York style closing.

         (d) At the Company's request, each Contributor or Title Holding Partnership shall promptly deliver to the Company a copy of its existing title insurance policy. Each Contributor and Title Holding Partnership shall, at or prior to Closing, deliver or cause to be delivered such commercially reasonable affidavits, certificates, information and customary instruments of indemnification, such as lien indemnitees, as shall be reasonably required to induce the Title Company to issue the title insurance policies contemplated by this Section 2.5.

         2.6        Survey.

         (a) Prior to the Closing, the Company shall obtain a survey of each Property, prepared by a land surveyor licensed to perform surveys in the state in which such Property is located, that either:

                    (i) meets the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" as adopted by the American Land Title Association/American Society and American Congress on Surveying and Mapping in 1992 (or equivalent in the state in which such Property is located), and is certified by such surveyor as of a date not earlier than six months prior to the Closing Date in favor of the Company and the appropriate Title Company and any lender(s) designated by the Company, and contains and discloses, subject to reasonable exceptions that do not materially adversely affect the use, value or marketability of such Property, the following:

                           (A) The boundaries of the Real Properties conforming to the legal description contained in Schedule A, which boundaries enclose a contiguous and uninterrupted area;

                           (B)      The location of all Improvements thereon;

                           (C) That all Improvements are within lot lines and applicable side-yard, rear-yard, and building line or set-back requirements;

                           (D)      The location of all streets and public ways;

                           (E) No encroachment of the Improvements on the Real Properties onto adjacent premises or onto any public way and no encroachment of any building or improvement on adjacent premises onto the Real Properties;

                           (F) The area of the Real Property, expressed in square feet;

                           (G)      The location of all easements and
                                    rights-of-way, recorded or visible; and

                           (H) Whether the Properties are located in an area designated by an agency of the United States as being subject to flood hazards; or

                    (ii) is otherwise in such form (and accompanied by such certificates, affidavits or undertakings) as shall be required by the Title Company to issue the so-called comprehensive endorsement contemplated by Section 2.5 and to delete the so-called standard survey exceptions in the applicable title insurance policy.

         (b) At the Company's request, each Contributor and Title Holding Partnership shall promptly deliver to the Company a copy of the surveys of its Properties in its possession.

         2.7 Access to Information; Environmental Audits. At all times before the Closing Date, each Contributor and Title Holding Partnership shall provide the Company and its affiliates, their respective agents, employees, consultants and representatives, with continuing and reasonable access to all files, books, records and other materials in the possession or control of such Contributor or Title Holding Partnership relating to the Properties and to the operations, assets and liabilities of such Contributor or Title Holding Partnership and the right to examine, inspect and make copies of such materials as appropriate. During such period, each Contributor and Title Holding Partnership shall also provide for such parties to have reasonable physical access to the Properties for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including sampling and invasive testing for the presence of Hazardous Materials performed in connection with Phase I environmental audits and, if necessary and with the prior written approval of the Contributor, Phase II environmental audits), feasibility studies and any other inspections, studies or tests reasonably required by them. If such prior written approval of a Contributor or Title Holding Partnership to perform such a Phase II environmental audit is not provided, such Property shall not be contributed, directly or indirectly, to the Partnership unless the Company shall agree. The Company may conduct a "walk-through" of tenant spaces upon reasonable and appropriate notice to tenants and subject to the rights of tenants. In the course of its investigations, the Company may make inquiries to third parties including, without limitation, contractors, property managers, parties to TI Contracts, Repair Contracts or Service Contracts, if any, lenders, tenants and municipal, local and other governmental officials and representatives.

         2.8        Investigation.

         Notwithstanding any other provision of this Agreement, the Company shall have a period expiring at the close of business on the 60th day following the date hereof to perform such examinations, inspections, testing, studies and/or investigations of the condition of the title to each Property and the environmental condition of each Property. If, at the conclusion of such 60-day period, the Company shall, in its sole and absolute discretion, be dissatisfied with the condition of title or environmental condition of one or more Properties (a "Disqualified Property") it shall so notify the applicable Contributor in writing and may exclude such Disqualified Property or Properties from the Consolidation, in which event the Contribution Amount of such Contributor shall be adjusted accordingly. If the Company shall not have provided such notice as to any Disqualified Property, the Company shall not be entitled to assert a breach of any representation or warranty for any purpose hereunder including, without limitation, Section 12.3 (except as a result of actions by the Contributor occurring after conclusion of such 60-day period).

                    ARTICLE 3: COVENANTS AND OTHER AGREEMENTS

         3.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. The covenants of the Contributors made in this Article 3 are made by each Contributor severally solely with respect to itself, and the covenants with respect to Properties are made by each Contributor solely with respect to each Property in which such Contributor has an ownership interest.

         3.2 Preservation of Business. From the date of this Agreement until the Closing Date, the Contributors shall cause the Properties to be operated only in the ordinary and usual course of business and consistent with past practice and maintained in good working condition and repair (ordinary wear and tear excepted), shall preserve the goodwill and advantageous relationships of the Contributors and the Title Holding Partnerships with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Properties, shall perform their material obligations under the Leases and other material agreements affecting the Properties and shall not take or permit any action or omission which would cause any of the representations or warranties of the Contributors contained herein to become inaccurate or any of the covenants of the Contributors herein to be breached. Notwithstanding the foregoing, the Title Holding Partnerships shall be permitted to make distributions of items to its partners (other than the Properties owned by it as of the date hereof) prior to Closing so long as such distributions would not cause any of the representations or warranties of the Contributors contained hereto to become inaccurate or any of the covenants of the Contributors herein to be breached.

         3.3 Consents and Approvals. The Contributors shall use their commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by them of this Agreement and the consummation of the transactions contemplated hereby prior to the Final Allocation Date. The Contributors and the Title Holding Partnerships, as the case may be, shall make all filings, applications, statements and reports to all governmental authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of the Contributors, the Title Holding Partnerships or any of their respective affiliates pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby. The Company and the Partnership shall make all filings, applications, statements and reports to all governmental authorities and other Persons which are required to be made prior to the Closing Date by or on behalf of the Company and the Partnership or any of their affiliates pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

         3.4 Maintenance of Insurance. The Contributors shall, or shall cause the Title Holding Partnerships to, continue to carry their existing or equivalent insurance with respect to the Properties through the Closing Date and shall use their commercially reasonable efforts not to allow any material breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

         3.5 Exclusivity. Without the Company's prior written consent which will not be unreasonably withheld or delayed, the Contributors shall not provide, except as may be required to be disclosed pursuant to a law or an order of any court, any Confidential Material (as defined in Section 14.12(b)) concerning the Properties to, solicit offers for, or participate in any discussions or negotiations with, any Person other than the Company and the Partnership and the Contributors' consultants and advisors and holders of debt currently encumbering the Properties concerning any sale, financing, merger or other similar transaction involving the Properties.

         3.6 New Contracts and Liens. Without the Company's prior written consent in each instance which will not be unreasonably withheld or delayed, the Contributors, directly or indirectly, shall not, except as permitted by Section 3.7, grant, enter into, or amend, terminate or grant concessions regarding any Liens affecting title to any Property or any contract or agreement that will be an obligation affecting the Properties or binding on the Company or the Partnership after the Closing except contracts entered into in the ordinary course of business that are terminable without cause on 30 days' notice (and the Contributors, as the case may be, agree, or to cause the Title Holding Partnerships, to terminate any such contracts by the Closing Date if the Company or the Partnership gives any such party notice at least 30 days before the Closing Date).

         3.7 Leasing Arrangements. The Contributors, directly or indirectly, shall not enter into, amend, terminate or grant concessions regarding any Lease unless the Company has given its written consent, which consent shall not be unreasonably withheld or delayed. The Contributors shall provide the Company with all material information related to each request for consent, including, without limitation, lease form, lease terms, leasing commissions, tenant improvement obligations and other lease procurement costs, description of tenant's business and tenant's financial statements or a Dunn & Bradstreet credit report.

         3.8 Obligation to Supplement Information. From time to time prior to the Closing, the Contributors, the Company and the Partnership, shall promptly disclose in writing to each other party to this Agreement any matter hereafter arising or discovered which, to its knowledge, (a) would be reasonably likely to have a material adverse effect on the condition, value, use or marketability of a Property, or (b) if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties or which would render inaccurate in a material way any representation or warranty by the disclosing party. No information provided pursuant to this Section 3.8 shall be deemed to cure any inaccuracy in or breach of any representation, warranty or covenant made in this Agreement.

         3.9 TI and Repair Contracts. At least 10 days before the Closing Date, the Contributors shall notify the Company in a written progress report as to those contracts for tenant improvements under Leases ("TI Contracts"), if any, and for repairs or restoration being performed on the Properties ("Repair Contracts"), if any, that will not be completed by the Closing Date. Adjustments for TI Contracts and Repair Contracts, if any, shall be made according to
Article 11. At the Closing, the Contributors shall assign or cause to be assigned to the Partnership all of their, or the Title Holding Partnership's, rights under, and the Partnership shall assume all of the Contributors' or Title Holding Partnership's obligations under, any TI Contracts, Repair Contracts and Service Contracts relating to the Properties.

         3.10 Damage. The Contributors shall promptly after learning of the same give the Company and the Partnership written notice of any material damage to one or more of their, or the Title Holding Partnership's, respective Properties, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. In the event of any such damage to one or more of the Properties which under the applicable lease is not the Tenant's responsibility to repair, (a) the Contributor or Title Holding Partnership owning such damaged Property shall, to the extent practicable, begin repairs prior to the Closing out of any insurance proceeds received by such Contributor or Title Holding Partnership for the damage, (b) at the Closing, all insurance proceeds due to such Contributor or Title Holding Partnership and not yet received and all proceeds received by such Contributor or Title Holding Partnership but not expended prior to the Closing shall be assigned or given, as the case may be, to the Partnership (including rent loss insurance applicable to any period from and after the Closing Date), (c) any uninsured damage or deductible and any post-closing rent abatement not covered by rent loss insurance proceeds delivered to such Contributor or Title Holding Partnership, as reasonably estimated by the Company and reasonably approved by such Contributor, shall be credited to the Partnership at Closing and (d) the Partnership shall assume the responsibility for the repair after the Closing. The appropriate Contributor shall be entitled to any excess of the insurance proceeds received for the damage over and above the actual cost of repair and restoration.

         3.11 Condemnation. The Contributors shall promptly after learning of the same give the Company and the Partnership written notice of any eminent domain proceedings that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to one or more of their, or the Title Holding Partnership's, respective Properties. By notice to the applicable Contributor after the Company and the Partnership receive notice of such contemplated, threatened or instituted proceedings, the Company and such Contributor shall have the joint right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter and shall cooperate in good faith in doing so. At the Closing, the Contributor or the Title Holding Partnership shall assign to the Partnership its entire right, title and interest in and to any condemnation award.

         3.12 Material Agreements. The Contributors and the Title Holding Partnerships shall not materially amend, modify or terminate any material agreement except such agreements that may terminate pursuant to their own terms prior to the Closing, except with the consent of the Company and the Partnership, which will not be unreasonably withheld or delayed.

         3.13 Completion of IPO. The Company shall use its commercially reasonable efforts to complete the IPO (subject to the terms and conditions of this Agreement) and to cause the proceeds of the IPO to be contributed to the Partnership in accordance with the terms of the Partnership Agreement.

            ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

         Each Contributor hereby represents and warrants severally to the Company and the Partnership as follows, except as set forth in a disclosure letter delivered to each other party to this Agreement on or prior to the date of this Agreement and attached as Schedule X. Representations and warranties with respect to Properties are made by each Contributor solely with respect to each Property in which such Contributor, or such Contributor's Title Holding Partnerships, has an ownership interest. Each representation by a Contributor with respect to a "Contributor" is made only with respect to such Contributor and not to any other Contributor, unless otherwise specifically provided herein.

         4.1 Due Organization. Each Contributor or Title Holding Partnership, other than a Contributor who is a natural person, has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business and in good standing in all other jurisdictions where such qualification is necessary to carry on its business as now conducted except where the failure to so qualify would not have a material adverse effect on the ability of such Contributor to perform its obligations under this Agreement.

         4.2 Due Authorization. Each Contributor, or such Contributor's Title Holding Partnership, has full power and authority to own, lease, operate and sell the Properties owned by it, and to enter into this Agreement and the other documents to be executed by it pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Contributor of this Agreement have been, and the documents to be executed by it pursuant to this Agreement shall be, duly and validly approved by all necessary applicable action and no other actions or proceedings on the part of such Contributor or Title Holding Partnership are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. Each Contributor, or such Contributor's Title Holding Partnership, has complied with applicable law and valid agreements binding upon it in connection with its solicitation of any necessary approvals or consents related to this transaction and obtaining appropriate authorization. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental instrumentality or any other Person is required to be made, obtained or given by such Contributor or Title Holding Partnership in connection with the execution, delivery and performance of this Agreement and the documents executed by such Contributor or such Title Holding Partnership pursuant to this Agreement. The joinder of no entity or Person other than such Contributor or Title Holding Partnership will be necessary to perform its obligations hereunder. Such Contributor has duly and validly executed and delivered this Agreement. This Agreement constitutes, and the documents executed by such Contributor pursuant to this Agreement when executed will constitute, legal, valid and binding obligations of such Contributor enforceable against it in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer and other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief. Such Contributor represents and warrants that the assets to be contributed by it to the Company or the Partnership pursuant to the terms of this Agreement do not constitute "plan assets" (within the meaning of 29 C.F.R. ss.2510.3-101) of any "employee benefit plan" subject to Title I of ERISA or a "governmental plan" as defined in Section 3(32) of ERISA.

         4.3 Conflicts. The execution and delivery of this Agreement and the other documents to be executed by such Contributor or Title Holding Partnership pursuant to this Agreement do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of the constituent documents of such Contributor or Title Holding Partnership, any judgment, order or decree of any court, governmental authority or arbitrator binding on such Contributor or Title Holding Partnership, and, to such Contributor's knowledge, do not and will not breach or violate any applicable law, rule or regulation of any governmental authority. Except with respect to the terms of any Assumed Mortgage Debt and any ground leases for which the Contributor will, or which the Contributor will cause its Title Holding Partnership to, use commercially reasonable efforts to obtain the consents of the other parties to allow the Contributor and Title Holding Partnership to perform its obligations under this Agreement, the execution and delivery of, and performance by such Contributor or Title Holding Partnership under, this Agreement and the documents executed by such Contributor or Title Holding Partnership pursuant to this Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Contributor or Title Holding Partnership is a party or by which such Contributor or Title Holding Partnership is bound or to which any of the Properties owned by it are subject.

         4.4 Litigation. There is no action, suit or proceeding pending or, to such Contributor's knowledge, threatened against such Contributor, Title Holding Partnership or the Properties owned by it which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of such Contributor, Title Holding Partnership or the Properties owned by it or which challenges or impairs the ability of such Contributor to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated herein.

         4.5 Contractors and Suppliers; Service, TI and Repair Contracts. Except as otherwise provided in this Agreement with respect to Service Contracts, TI Contracts and Repair Contracts, if any, to be assumed by the Partnership, all contractors, subcontractors, suppliers, architects, engineers and others who have performed services or labor or supplied material in connection with such Contributor's, or such Contributor's Title Holding Partnership's, acquisition, development, ownership or management of the Properties owned by it, other than those incurred in the ordinary course of business for the accounts payable period immediately prior to the Closing and those engaged directly by tenants, shall, at the Closing Date, have been paid in full and all Liens arising therefrom (or claims which with the passage of time or notice or both, could mature into Liens) shall, at the Closing Date, have been satisfied and released. Such Contributor or Title Holding Partnership has performed its obligations under the Service Contracts, TI Contracts and Repair Contracts, if any, and, to such Contributor's knowledge, no other party is in material default under the Service Contracts, TI Contracts or Repair Contracts, if any, affecting the Properties owned by it. Schedule 4.5 sets forth a complete and accurate list of Service Contracts, TI Contracts and Repair Contracts with respect to each Property owned by Contributor.

         4.6 Leases and Rent Roll. The documents constituting the Leases that are delivered to the Company pursuant to this Agreement are true, correct and complete, in all material respects, copies of all of the Leases affecting the Properties owned by such Contributor or such Contributor's Title Holding Partnership including all amendments and guarantees. Except as set forth in the Leases, there are no material leasing or other fees or commissions due, nor will any become due, pursuant to the terms of any Lease or any renewal or extension or expansion of any Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants which are due and payable prior to the Closing Date other than commissions set forth in the commission schedule contemplated in
Section 11.3 which may become due by reason of renewals of existing Leases. To such Contributor's knowledge, except as disclosed in the Leases, no tenants have asserted in writing that there are any defenses or offsets to rent accruing after the Closing Date and no material default or breach exists on the part of any tenant. Such Contributor or Title Holding Partnership has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to such Contributor's knowledge, does there exist any such default or breach on the part of the landlord. Except as set forth in the Leases and with respect to the property located in Troy, Ohio which is still under construction, all of the landlord's obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases through the date of this Agreement have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full.

         4.7 Operating Statements. The unaudited financial operating statements of the Title Holding Partnership delivered to the Company and any updates thereof requested by the Company prior to the Closing show or will show all material items of income and expense (operating and capital) incurred by such Title Holding Partnership in connection with the ownership, operation, and management of the Properties owned by it for the last two full fiscal years and any subsequent fiscal quarters (or such other period to which the Company may have agreed) and are or will be true, correct and complete in all material respects

         4.8 Permits, Legal Compliance and Notice of Defects. Such Contributor, or such Contributor's Title Holding Partnership, has not applied to or entered into any agreement with any governmental official, agency or body or with any other Person or entity with respect to any modification, variance or exception regarding zoning, building codes and similar laws and regulations that materially and adversely affects the value, use or operation of the Properties owned by it. Such Contributor, or such Contributor's Title Holding Partnership, has all licenses, permits and certificates necessary for the use and operation of the Properties owned by it (as presently used and operated), including, without limitation, all certificates of occupancy necessary for the occupancy of such Properties, except where the failure to have such licenses, permits and certificates would not materially and adversely affect the value, use or operation of the Property affected thereby. To such Contributor's knowledge, neither the Properties owned by it or its Title Holding Partnership nor the current use thereof violates any governmental law or regulation (exclusive of any Environmental Laws, which are addressed in Section 4.9) or any covenants or restrictions encumbering such Properties, except such violations which would not materially and adversely affect the value, use or operation of the Property affected thereby. Either such Contributor, or such Contributor's Title Holding Partnership or, if required by the terms of their respective Leases, the tenants of the Properties owned by it, now have in force insurance policies relating to such Properties covering such risks and with policy limits and deductibles in such amounts as would be maintained by prudent operators of properties similar in use and configuration to such Properties and located in the locality in which such Properties are located. Such Contributor, or such Contributor's Title Holding Partnership, has not received any written notice from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Properties owned by it or cause an increase in insurance premiums over current levels. Such Contributor, or such Contributor's Title Holding Partnership, has not received any written notice of violations or alleged violations of any laws, rules, regulations or codes with respect to the Properties owned by it which have not been corrected to the satisfaction of the issuer of the notice or which, if uncorrected, would have a material adverse effect on the value, use or operation of the Property affected thereby. To such Contributor's knowledge, there is no pending or contemplated condemnation or other eminent domain proceeding affecting all or any part of the Properties owned by it or its Title Holding Partnership.

         4.9 Environmental. Such Contributor has no knowledge, without independent investigation, of any violation of Environmental Laws related to the Properties owned by it or its Title Holding Partnership or the presence or release of Hazardous Materials on or from such Properties, except as reflected in the environmental reports listed on Schedule 4.9. Schedule 4.9 is a list of written environmental reports and results of environmental inspections and tests in the possession of such Contributor or such Contributor's Title Holding Partnership, which list is complete in all material respects. To such Contributor's knowledge, without independent investigation, such Contributor or such Contributor's Title Holding Partnership has not used the Properties owned by it for the generation, treatment, storage, handling or disposal of any Hazardous Materials in violation of any Environmental Laws. The term "Environmental Laws" includes, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term "Hazardous Materials" includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

         4.10       [Intentionally Omitted]

         4.11       Ownership of the Title Holding Partnerships and Properties.

         (a) The outstanding partnership interests in each Title Holding Partnership listed on Schedule 2.4 are owned by the Contributors thereof as shown on Schedule 2.4, free and clear of all Liens. Each Partnership Interest Contributor owns the partnership interest in the Title Holding Partnership shown as owned by it on Schedule 2.4, free and clear of all Liens. Each Contributor and Title Holding Partnership has good and marketable or indefeasible title to each Real Property shown as owned by it on Exhibit A, free and clear of all Liens other than Permitted Exceptions.

         (b) The partnership interest owned by each Partnership Interest Contributor in each Title Holding Partnership shown as owned by it on Schedule
2.4 were validly issued, fully paid and non-assessable, and, together with the partnership interest of any other Partnership Interest Contributor shown on
Schedule 2.4 as owning a partnership interest in such Title Holding Partnership, constitutes all of the issued and outstanding partnership interests of such Title Holding Partnership; all such partnership interests were not issued in violation of any preemptive rights. The partnership interests owned by each Partnership Interest Contributor in such Title Holding Partnership were issued in compliance with applicable law and the relevant organizational documents (as then in effect). There are no enforceable rights, subscriptions, warrants, options, conversion rights, preemptive rights or agreements of any kind outstanding to purchase or to otherwise acquire any of the interests in any Title Holding Partnership or any securities or obligations of any kind convertible into any interests in any Title Holding Partnership or other equity interests or profit participations of any kind.

         (c) Each Title Holding Partnership listed on Schedule 2.4 is, and as of the Closing Date will be, subject to no liabilities, whether matured or contingent, whether disclosed or undisclosed, except for (i) such liabilities which are subject to proration under Article 9 or have been taken into account in determining the Adjusted Contribution Amount of such Title Holding Partnership, (ii) any Assumed Mortgage Debt or other mortgage debt to be repaid as of the Closing Date and (iii) any other liabilities which have arisen in the ordinary course of business (which are the responsibility of such Contributor or Title Holding Partnership under Section 11.1).

         4.12 Distributions and Payments. All material obligations and disclosures and all distributions in connection with the contribution of the Properties owned by such Contributor or its Title Holding Partnership that under applicable law or any applicable, valid and binding agreements are required to be performed, given or made with respect to any Person that directly or indirectly holds an interest in such Contributor shall, at the Closing Date, have been performed, given and made.

         4.13       Securities.

         (a) Such Contributor will acquire the LP Units and the Common Shares exchangeable therefor (the "Underlying Shares") for its own account and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), except that any such securities may be sold pursuant to registration or any exemption therefrom (which may include a distribution to the equity holders of such Contributor provided such distribution is made pursuant to an exemption from registration under the Securities Act).

         (b) Such Contributor has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in the LP Units (together with the Underlying Shares). Such Contributor has the ability to bear the economic risk of acquiring the LP Units.

         (c) Such Contributor has been furnished with a copy of the Private Offering Materials and has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the Company, the Partnership, the Consolidation and the terms and conditions of the acquisition of the LP Units (together with the Underlying Shares).

         (d) Such Contributor hereby acknowledges that the LP Units and the Underlying Shares are not registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or an exemption therefrom. Such Contributor agrees that it will not transfer all or any portion of the LP Units (together with the Underlying Shares) unless such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities laws (which may include a distribution to the equity holders of such Contributor provided such distribution is made pursuant to an exemption from registration under the Securities Act). The LP Units (together with the Underlying Shares) shall, unless registered, contain a prominent legend with respect to the restrictions on transfer under the Securities Act and other applicable state securities laws.

         (e) Such Contributor (and, if applicable, each equity holder of such Contributor) is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

         4.14 No Brokers. Neither such Contributor nor any of its officers, partners, directors or employees has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of the Company or the Partnership or any of their affiliates to pay any finder's fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

         4.15 Solvency. Such Contributor or such Contributor's Title Holding Partnership is solvent as of the date hereof and will be solvent immediately following the Consolidation.

         4.16 Certain Tax Matters.

         (a) Each Partnership Interest Contributor represents and warrants that:

                    (i) Such Title Holding Partnership whose interest is being contributed by such Partnership Interest Contributor has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all respects;

                    (ii) There has been no audit by a Tax authority with respect to any Tax Returns filed by, or Taxes due from, such Title Holding Partnership. No issue has been raised by any Tax authority in any audit of such Title Holding Partnership that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been threatened, proposed or asserted against such Title Holding Partnership. There are no liens for Taxes upon the assets of such Title Holding Partnership, except liens for current Taxes not yet due;

                    (iii) Such Title Holding Partnership has not given or been requested to give any waiver of statutes of limitation relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date;

                    (iv) There are no changes in the tax accounting methods subject to Section 481(a) of the Code which have an ongoing effect to such Title Holding Partnership;

                    (v) Such Partnership Interest Contributor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate within the meaning of Section 1445 of the Code;

                    (vi) The general partner of each Title Holding Partnership shall be responsible for filing the final Tax Return for 1998 for each of the respective Title Holding Partnerships;

                    (vii) Attached as Exhibit N are true, correct and complete copies of the federal Tax Returns filed by the Title Holding Partnerships for 1995, 1996 and 1997, including any and all amendments thereto;

                    (viii) Such Title Holding Partnership whose interest is being contributed by such Partnership Interest Contributor is, and has been since its formation, classified as a partnership and not as an association taxable as a corporation for Federal income tax purposes for any period up to and including the Closing. The Internal Revenue Service has not challenged or, to the knowledge of such Partnership Interest Contributor, threatened to challenge the status of such Title Holding Partnership as a partnership and not as an association taxable as a corporation for Federal income tax purposes. All Tax Returns and other filings have been filed on a basis consistent with such position for Federal income tax purposes.

         (b) Each Contributor represents and warrants that:

                    (i) such Contributor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate within the meaning of Section 1445 of the Code;

                    (ii) Attached hereto as Exhibit L is a statement acceptable to the Partnership of (i) the Contributor's adjusted tax basis in the Property, (ii) remaining depreciable life of such Property for federal income tax purposes, and (iii) initial recovery period and depreciable method applicable to the Property or any depreciable component thereof;

                    (iii) None of the Property contributed by such Contributor constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the Property contributed by such Contributor is subject to a lease, safe harbor lease or other arrangement as a result of which such Contributor is not treated as the owner for federal income tax purposes; and

                    (iv) Contributor has received no notice of liens for Taxes on the Property contributed by such Contributor, except liens for current Taxes not yet due and payable.

        ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                                   PARTNERSHIP

         The Company and the Partnership hereby represent and warrant to the Contributors as follows.

         5.1 Due Organization. Each of the Company and the Partnership has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business in all other jurisdictions where such qualification is necessary to carry on its business as now conducted and as proposed to be conducted except where the failure to so qualify would not have an adverse effect on the ability of such party to perform its obligations under this Agreement.

         5.2 Due Authorization. Each of the Company and the Partnership has full power and authority to enter into this Agreement and the other documents to be executed by it pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Company and the Partnership of this Agreement have been, and the other documents to be executed by it pursuant to this Agreement shall be, duly and validly approved by all necessary corporate or other applicable action and no other consent or approval on the part of the Company or the Partnership is necessary to authorize this Agreement and the other documents to be executed by it pursuant to this Agreement and the transactions contemplated hereby. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental instrumentality (including, without limitation, any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), or any other entity or Person (including without limitation, its shareholders or partners) is required to be made, obtained or given by the Company or the Partnership in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for such consents as have been obtained or will be obtained by the Closing. Each of the Company and the Partnership has duly and validly executed and delivered this Agreement. This Agreement constitutes, and the documents executed by the Company and the Partnership, as the case may be, pursuant to this Agreement when executed will constitute, legal, valid and binding obligations of the Company and the Partnership, as the case may be, enforceable against such party in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer and other similar laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

         5.3 Conflicts. The execution and delivery of this Agreement and the other documents to be executed by it pursuant to this Agreement, and the performance by each of the Company and the Partnership under this Agreement and such other documents, do not and will not conflict with or result in a breach of (with or without the passage of time or notice or both) the terms of any of the constituent documents of the Company or the Partnership or any judgment, order or decree of any court, governmental authority or arbitrator binding on the Company or the Partnership and, to the Company's knowledge, do not breach or violate any applicable law, rule or regulation of any governmental authority. The execution and delivery of, and performance by the Company and the Partnership under, this Agreement will not result in a breach or violation of (with or without the passage of time or notice or both) the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which either the Company or the Partnership is a party or by which either the Company or the Partnership is bound.

         5.4 Litigation. There is no action, suit or proceeding pending or, to the Company's knowledge, threatened against the Company or the Partnership which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Company or the Partnership or which challenges or impairs the ability of the Company or the Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated herein.

         5.5 Solvency. Each of the Company and the Partnership has been solvent at all times prior to and will be solvent immediately following the Consolidation.

         5.6 Written Materials. As of the date of this Agreement and the IPO Filing Date, the Private Offering Materials do not contain an untrue statement of a material fact or omit to state a material fact in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

         5.7 No Brokers. Neither the Company nor any of its officers, directors, trustees or employees has used any investment banker, broker, trader or similar agent or any Person or firm which will result in the obligation of the Company or the Partnership to pay any finder's fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

         5.8 Financial Statements. The financial statements of the Company, and the notes related thereto, included in the Private Offering Materials present fairly the consolidated financial position of the Company as of the dates indicated and the results of the operations and changes in consolidated cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

         5.9 REIT and Partnership Status. The Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its proposed method of operation is expected to enable it to continue to satisfy the requirements for taxation as a "real estate investment trust" under the Code. The Company will file all tax elections necessary in order to qualify as a "real estate investment trust" under the Code. The Partnership will be treated for Federal income tax purposes as a partnership, and not as an association taxable as a corporation.

          ARTICLE 6: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
                               AND THE PARTNERSHIP

         The obligation of the Company and the Partnership to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Company and the Partnership to carry out the provisions of this Agreement unless such failure is waived in writing by the Company and the Partnership. Promptly after becoming aware that any of the following conditions has not been or cannot be satisfied at or prior to the Closing, the Company and the Partnership shall so notify all other parties to this Agreement.

         6.1 Representations and Warranties. The representations and warranties made by the Contributors in Article 4 of this Agreement and the statements contained in any document furnished by the Contributors in connection with the Closing pursuant to this Agreement shall be true, correct and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent any such representation and warranty is limited to a specific date by its express terms), except for inaccuracies which, individually or in the aggregate for all parties, would not have a material adverse effect on the financial condition or results of operations of the Company and the Partnership taken as a whole.

         6.2 Compliance with Agreements and Covenants. All parties other than the Company and the Partnership shall have performed and complied with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date, except for failures to perform or comply which, individually or in the aggregate for all parties, would not have a material adverse effect on the financial condition or results of operations of the Company and the Partnership taken as a whole.

         6.3 Tenant Estoppels. With respect to each Property, the appropriate Contributor or its Title Holding Partnership shall (a) obtain a tenant estoppel, substantially in the form of Exhibit F, from all tenants, or, (b) with the prior consent of the Company, which consent shall not be unreasonably withheld, provide a certificate from an officer of such Contributor or its Title Holding Partnership (or from a duly authorized agent or representative of such Contributor) setting forth substantially the same factual information as is contained in Exhibit F with respect to such leased premises. In the event that any tenant estoppel or any certificate reflects any claims, offsets or defenses against enforcement of the Lease against the tenant thereunder, or any other obligations owing to the tenant by such Contributor or Title Holding Partnership (any of the foregoing, a "Landlord Default"), such Contributor shall pay to the Company, at the Closing, the amount, as determined by the Company in its reasonable good faith business judgment necessary to correct or cure such Landlord Default; provided, however, that if such Contributor contests the existence of a Landlord Default, then such Contributor shall escrow with the applicable Title Company (or other financial institution mutually agreed to by such Contributor and the Company) at the Closing either (i) cash in an amount determined by the Company in its reasonable good faith business judgment which is required to correct the Landlord Default if it is ultimately determined to exist or (ii) a number of Ownership Units issued to such Contributor having a value (based on the IPO Share

Price) equal to the amount determined by the Company as aforesaid. If such Contributor contests the existence of a Landlord Default, and if such matter is not resolved to the reasonable satisfaction of such Contributor and the Company, or otherwise resolved by a final judgment from a court of competent jurisdiction within 180 days after Closing, the funds, or the Ownership Units, as the case may be, held in escrow shall be paid to the Company.

         6.4 Other Contracts. As of the Closing Date, there shall exist no material default under any material agreement to be assumed by the Partnership.

         6.5 Legal Proceedings. As of the Closing Date, no action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by the Company or the Partnership.

         6.6 IPO Closing. The closing of the IPO of the Company shall occur simultaneously with the Closing.

         6.7 Representation Letter. The Company shall have received a representation letter from Advance Stores Company, Incorporated substantially in the form of Exhibit E.

         6.8 Consents and Approvals. All parties to this Agreement shall have obtained all necessary consents and approvals, required in connection with the performance by them of this Agreement and the consummation of the transactions contemplated hereby, including those required in connection with any Assumed Mortgage Debt and ground leases, except for such consents and approvals the failure of which to obtain, individually or in the aggregate for all parties, would not have a material adverse effect on the financial condition or results of operations of the Company and the Partnership taken as a whole. If any Contributor or Title Holding Partnership has not obtained a necessary consent or approval with respect to any Property at or prior to the Closing, such Property shall not be contributed, directly or indirectly, to the Company or the Partnership unless the Company shall agree.

         6.9 Other Conditions. All other conditions to the obligations of the Company and the Partnership set forth in this Agreement shall have been satisfied as of the dates required.

         ARTICLE 7: CONDITIONS PRECEDENT TO OBLIGATIONS OF CONTRIBUTORS

         The obligation of each Contributor to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of such Contributor to carry out the provisions of this Agreement unless such failure is waived in writing by such Contributor. Promptly after becoming aware that any of the following conditions has not been or cannot be satisfied at or prior to the Closing, such Contributor shall so notify all other parties to such Agreement.

         7.1 Representations and Warranties. The representations and warranties made by the Company and the Partnership in Article 5 of this Agreement and by the other Contributors in Article 4 of this Agreement and the statements contained in any document furnished by the Company or the Partnership or any other Contributor or such Contributor's Title Holding Partnership in connection with the Closing pursuant to this Agreement shall be true, correct and complete when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except to the extent any such representation and warranty is limited to a specific date by its express terms), except for inaccuracies which, individually or in the aggregate for all parties, would not have a material adverse effect on the financial condition or results of operations of the Company and the Partnership taken as a whole.

         7.2 Compliance with Agreements and Covenants. All parties hereto other than such Contributor shall have performed and complied with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date, except for failures to perform or comply which, individually or in the aggregate for all parties, would not have a material adverse effect on the financial condition or results of operations of the Company and the Partnership taken as a whole.

         7.3 Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by such Contributor.

         7.4 IPO Closing. The closing of the IPO of the Company shall occur simultaneously with the Closing.

         7.5 Minimum Asset Size. As of the Closing Date (after giving effect to the IPO and the transactions contemplated hereby), the Company shall have Contributed Capital of not less than $75 million.

         7.6 Consents and Approvals. All parties to this Agreement shall have obtained all necessary consents and approvals required in connection with the performance by them of this Agreement and the consummation of the transactions contemplated hereby except for such consents and approvals the failure of which to obtain, individually or in the aggregate for all parties, would not have a material adverse effect on the financial condition or results of operations of the Company and the Partnership taken as a whole. If any Contributor or its Title Holding Partnership has not obtained a necessary consent or approval listed on its disclosure letter with respect to any Property at or prior to the Closing, such Property shall not be contributed, directly or indirectly, to the Company or the Partnership unless such Contributor and the Company shall mutually agree.

         7.7 Release of Liability. Each Contributor or any party related thereto has been released from all personal liability in connection with all of the Assumed Mortgage Debt to be incurred as of the Closing Date and thereafter, including, without limitation, liability for payments of principal, interest and liability for any type of indemnification under customary nonrecourse carveouts to the extent the act or omission, unless fraudulent or committed in bad faith before the Closing Date, giving rise to any such liability occurs on or after the Closing Date.

         7.8 Tax Related Agreement. The Company, the Partnership and the Contributors, as applicable, shall have entered into and delivered one or more Tax-Related Agreements substantially in the form attached hereto as Exhibit M.

         7.9 Other Conditions. All other conditions to the Contributors' obligations set forth in this Agreement shall have been satisfied as of the dates required.

                               ARTICLE 8: CLOSING

         8.1 Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Parker, Poe, Adams & Bernstein, which shall occur on the same date as the IPO Closing Date (the "Closing Date"). A pre-closing conference shall commence at least three days before the Closing Date, during which all deliveries (other than any delivery of cash) shall be made into an escrow with the Title Company, or, at the option of the parties, such deliveries may be made in such other manner as the parties may determine. All deliveries made during the pre-closing period shall be deemed deliveries made at the Closing, and the transfers described herein and all closing deliveries, and the consummation of the IPO, shall be deemed concurrent for all purposes. The deliveries set forth in this Article 8 shall be conditions precedent to the Closing. Upon completion of the deliveries set forth in this
Article 8 and satisfaction of the other conditions to the Closing herein set forth, the parties shall direct the Title Company to make such deliveries and disbursements according to the terms of this Agreement and under an escrow instruction letter, if any, substantially in the form of Exhibit G.

         8.2 Deliveries by Contributors. At the Closing, in addition to any other documents or agreements required under any other provision of this Agreement, each Contributor shall make the following deliveries and performance solely with respect to each Property in which such Contributor or such Contributor's Title Holding Partnerships has an ownership interest:

                    (a) Deed. For each Property contributed, a deed containing a special warranty of title, in statutory form or if the applicable jurisdiction does not promulgate such a form, in such form as is customary in the applicable jurisdiction which the Title Company shall require in order to issue the title policies which are consistent with the requirements of Section 2.5, executed and acknowledged by the Contributor or such Contributor's Title Holding Partnership, conveying to the Partnership indefeasible fee simple title to such Property subject only to Permitted Exceptions. The deeds shall be delivered, in escrow, to agents of the Title Company located in the appropriate counties for recording the deeds, so that the deeds can be recorded on the Closing Date;

                    (b) Assignment and Assumption of Leases, etc. For each Property, a Bill of Sale and Assignment and Assumption of Leases, Contracts and Intangible Property in the form of Exhibit H (the "Assignment"), executed and acknowledged by the applicable Contributor or Title Holding Partnership, vesting in the Partnership good title to the assets and property described therein free of any Liens, except, to the extent applicable, Permitted Exceptions;

                    (c) Title Searches, Surveys and Tenant Estoppels. The requirements in Section 2.5 (Title Insurance), Section 2.6 (Survey), and Section 6.3 (Tenant Estoppels) shall have been complied with, provided such failure to comply with Section 2.5 or Section 2.6 is not caused by the Company's or the Partnership's failure to use commercially reasonable efforts to obtain a title policy or survey;

                    (d) Payoff Letters. A loan payoff letter in a form reasonably satisfactory to the Title Company with respect to all mortgage indebtedness other than Assumed Mortgage Debt;

                    (e) Partnership Agreement. The Partnership Agreement, executed by such Contributor;

                    (f) Registration Rights Agreements. The Registration Rights Agreement, executed by such Contributor;

                    (g) Assumed Mortgage Documents. The documents evidencing the assumption of the Assumed Mortgage Debt executed by such Contributor or Title Holding Partnership, if necessary, and all deliveries of such Contributor or Title Holding Partnership required thereunder;

                    (h) Notice to Tenants. A notice to each tenant in form reasonably satisfactory to the parties hereto, notifying tenants of transfers of ownership and directing payment of all rents occurring after the Closing Date to be made to the Partnership or at its direction;

                    (i) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

                    (j) FIRPTA. A Foreign Investment in Real Property Tax Act ("FIRPTA") affidavit executed by such Contributor. If such Contributor fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, the Company may proceed in accordance with the withholding provisions as provided in FIRPTA;

                    (k) Affidavits. A gap undertaking and such owner's affidavit or other documents as are customarily provided by transferors of real estate in the applicable jurisdiction;

                    (l) Tax-Related Agreement. Executed Tax-Related Agreements substantially in the form attached hereto as Exhibit M;

                    (m) Delivery of Certificates. Delivery to the Partnership of the indicia of ownership in each Title Holding Partnership held by the Partnership Interest Contributors assigned or endorsed in blank;

                    (n) Authority. Evidence of the existence, organization and authority of such Contributor or Title Holding Partnership and of the authority of the persons executing documents on behalf of such Contributor or Title Holding Partnership reasonably satisfactory to the Title Company and the Company;

                    (o) Possession. Possession of the Properties, subject only to the applicable Permitted Exceptions;

                    (p) Delivery of Books and Records. Delivery to the offices of the Partnership: the original Leases or certified true copies thereof; copies or originals of all books and records of account; contracts; copies of correspondence with tenants and suppliers; receipts for deposits; unpaid bills and other papers or documents which pertain to the Properties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Properties; and, if in the possession or control of such Contributor or Title Holding Partnership, the original "as-built" plans and specifications and all other available plans and specifications; each Contributor shall cooperate with the Partnership after the Closing to provide to the Partnership any such information stored electronically;

                    (q) Consents. Copies of consents or other appropriate documentation, executed by or on behalf of all Contributors or Title Holding Partnerships who are not natural persons approving the entering into of this Agreement and the other documents contemplated herein by such Contributor or Title Holding Partnership and agreeing, among other things, to be bound by the indemnification obligations set forth in
         Article 13; and

                    (r) Other. Such other documents and instruments as may reasonably be required by the Company, its (or its underwriters') counsel or the Title Company that may be necessary to consummate the transaction and to otherwise effect the agreements of the parties under this Agreement.

         8.3 Deliveries by the Company and the Partnership. At the Closing, the Company and the Partnership shall make the following deliveries and performance:

                    (a) Partnership Agreement. The Partnership Agreement, executed by the Company, together with any filings with any governmental authority or agency required to be made by or on behalf of the Partnership;

                    (b) Partnership Ratification. The Partnership's written ratification of this Agreement and agreement to perform the obligations of the Partnership that are to be performed after the Closing;

                    (c) Tax-Related Agreement. One or more executed Tax-Related Agreement substantially in the form attached hereto as Exhibit M;

                    (d) LP Units. Issuance by the Partnership to the Contributors of that number of LP Units equal to the Ownership Units applicable to such party and reasonably satisfactory evidence of such issuance;

                    (e) Payment of Consolidation Expenses; Reimbursement of Costs. At or promptly after the Closing, the Partnership shall pay all Consolidation Expenses;

                    (f) Registration Rights Agreement. The Registration Rights Agreement, executed by the Company;

                    (g) Authority. Evidence of existence, organization and authority of the Company and the Partnership and the authority of the person executing documents on behalf of each of the Company and the Partnership;

                    (h) Assignment and Assumption of Leases. The Assignment, executed by the Partnership;

                    (i) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

                    (j) Assumed Mortgage Debt. The documents evidencing the assumption of the Assumed Mortgage Debt and any other liabilities to be assumed by the Partnership (all of which such other liabilities are subject to proration under Article 13), executed by the Partnership, and all deliveries of the Partnership required thereunder;

                    (k) Legal Opinions. Usual and customary legal opinions from counsel to the Company and the Partnership, which opinions may be relied on by the Contributors, which shall be substantially the same in scope as the opinions delivered to the underwriters at the Closing of the IPO, including with respect to the matters addressed in Section 5.9;

                    (l) Title Insurance and Survey. The requirements of Section
         2.5 (Title Insurance), Section 2.6 (Survey), and Section 6.3 (Tenant Estoppels) shall have been complied with, provided such failure to comply with Section 2.5 or Section 2.6 is not caused by the Company's or the Partnership's failure to use commercially reasonable efforts to obtain a title policy or survey; and
 .
                    (m) Other. Such other documents and instruments as may reasonably be required by the Contributors, or their respective counsel that may be necessary to consummate the transaction and to otherwise effect the agreement of the parties under this Agreement.

                      ARTICLE 9: COOPERATION ON TAX MATTERS

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                    (a) Contributor and Partnership agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Property contributed by such Contributor as is reasonably necessary for (i) the filing of any Tax Return, the preparation for any Tax audit, and the prosecution or defense of any claim, suit and proceeding relating to any proposed Tax adjustment which may affect the prorations under this Agreement and (ii) the performance by Contributor and Partnership of their respective obligations under this Agreement. Contributor and Partnership shall keep all such information and documents received by them confidential unless otherwise required to be disclosed by law or by the order of a court.

                    (b) Contributor and Partnership agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters of the Property contributed by such Contributor and, if so requested, Contributor and Partnership shall allow the requesting party to take possession of such books and records.

                    (c) Contributor and Partnership shall cooperate with each other in the conduct of any audit or other proceedings with respect to the Property contributed by such Contributor for any Tax purposes.

                ARTICLE 10: POST-CLOSING COVENANTS OF CONTRIBUTOR

         Contributor covenants and agrees that from and after the Closing:

                    (a) Contributor does not, and shall not at any time own, directly or indirectly (actually or by applying constructive ownership rules set forth in Section 856(d)(5) of the Code) ten percent (10%) or more in value of the shares of the Company.

                    (b) Contributor is not and will not be a "tax-exempt entity" (within the meaning of Section 168(h)(2) of the Code), and no person holding an interest in Contributor is or will be a person that causes all or any portion of the Property to be treated as "tax-exempt use property" (within the meaning of Section 168(h)(l) of the Code).

                    (c) For a period of one year following the Closing Date, Primax Properties, LLC will, at its sole expense, perform those maintenance, repair and replacement obligations with respect to the properties set forth on Schedule 10.1 attached hereto to the extent such repairs are required under Leases or consistent with the respective landlord's historic actions.

                     ARTICLE 11: PRORATIONS AND ADJUSTMENTS

         11.1 Prorations. Before the Closing, the Contributors shall provide to the Company such information and verification reasonably necessary to support the prorations and adjustments under this Article 11. Subject to paragraph (a) below, the items in paragraphs (a) through (f) of this Section 11.1, as well as any amount of damage to be credited to the Partnership to the extent provided in

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Section 3.10, shall be prorated as between the Partnership and each Contributor as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to the Partnership. Except as provided in clauses "second" through "fifth" of clause (a) of the definition of "Adjusted Contribution Amount," all prorations shall be in cash and shall not affect the number of Ownership Units to be delivered to the Contributors; provided, however that any Contributor may elect to make its proration payments to the Company in cash or in Ownership Units valued at their Fair Market Value at the time of payment.

                    (a) Taxes and Assessments. Except as provided in the last sentence of this Section 11.1(a) or as covered by Section 11.1(c), the Partnership shall receive a credit for any unpaid real estate taxes (and any assessments imposed by private covenant), whether or not then due or payable, imposed in respect of the Properties and applicable for the portion of the current year or other applicable tax period which has elapsed before the Closing Date (and to the extent unpaid, for prior years or tax periods) and the Contributors shall receive a credit for any real estate taxes (and any assessments imposed by private covenant) previously paid by them or their Title Holding Partnership in respect of the Properties and relating to periods after the Closing Date. If the amount of any such taxes have not been determined as of the Closing, such credit shall be based on the most recent ascertainable taxes which proration shall be final and shall not be reprorated upon issuance of the final tax bill. The Partnership shall receive a credit for the total amount of any special assessments or similar charges which are levied or charged against the Properties before the Closing, whether or not then due and payable, except to the extent such assessments were deducted in determining the Contribution Amount. Notwithstanding the foregoing provisions of this Section 11.1(a), no credit shall be given to the Partnership for any accrued and unpaid real estate taxes, private covenant assessments, special assessments or similar charges, to the extent that (i) any tenant is responsible for the direct or indirect payment of such amounts or (ii) such amounts are, or will be, collectible from Operating Expense Pass-Throughs.

                    (b) Collected Rent. The Partnership shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under Leases, collected by the Contributors or their Title Holding Partnership before the Closing and applicable to any period of time after the Closing. After the Closing, the Partnership shall apply all rent and income collected by the Partnership from a tenant, unless the tenant properly identifies the payment as being for a specific item, first to such tenant's monthly rental for the month in which the Closing occurred and then to arrearages in the reverse order in which they were due, remitting to the Contributors, after deducting collection costs, any rent properly allocable to the Contributor's or its Title Holding Partnership's period of ownership. The Partnership shall bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by the Contributors after Closing which are owed to the Partnership shall be held in trust and remitted to the Partnership within 30 days after receipt. Any rent or other income received by the Partnership after Closing (including, without limitation, percentage rents), which are owed,

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



         in whole or in part, to a Contributor or a Title Holding Partnership shall be held in trust and remitted to the Contributor within 30 days after receipt.

                    (c) Operating Expense Pass-Throughs. In certain circumstances, the Contributors or the Title Holding Partnerships, as landlords under the Leases, may collect from tenants under the Leases additional rent to cover all or portions of taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, "Operating Expense Pass-Throughs") incurred by the Contributors or Title Holding Partnerships in connection with the ownership, operation, maintenance and management of the Properties. If the Contributors or Title Holding Partnerships collected estimated prepayments of Operating Expense Pass-Throughs in excess of any tenant's share of such expenses and had not previously repaid those amounts to the appropriate tenants, then if the excess can be determined by the Closing, the Partnership shall receive a credit for the excess or, if the excess cannot be determined at Closing, the Partnership shall receive a credit based upon an estimate, and the parties shall make an adjustment payment between them when the correct amount can be determined. In either event, the Partnership shall be responsible for crediting or repaying those amounts to the appropriate tenants. If the Contributors or Title Holding Partnerships collected estimated prepayments of Operating Expense Pass-Throughs attributable to any period after the Closing, the Contributors shall pay or credit any such amounts to the Partnership at the Closing. At the Closing, the Partnership shall receive a credit equal to the amount, if any, by which payments made by tenants in respect of Operating Expense Pass-Throughs for the period prior to the Closing exceed the amount paid or accrued during this same period of time for Operating Expense Pass-Throughs. To the extent that any tenant is obligated to pay taxes or assessments at year end, then no proration of such amounts shall be made and the Partnership shall have the sole right to collect such amounts from the applicable tenant. To the extent that the Contributors or the Title Holding Partnerships have paid any taxes, insurance, utilities, maintenance or other operating costs and expenses prior to the receipt from a tenant of Operating Expense Pass-Throughs due or to be due from the tenant or in excess of any amount paid by tenant (provided such tenant is obligated to reimburse the Company such deficit amount upon periodic reconciliation or otherwise), the Contributors shall receive a credit for any amount so paid.

                    (d) Service Contracts. The Contributors or the Partnership, as the case may be, shall receive a credit for regular charges under Service Contracts, if any, assumed by the Partnership pursuant to this Agreement paid and applicable to the Partnership's period of ownership or payable and applicable to the Contributors' or Title Holding Partnerships' period of ownership. Notwithstanding the foregoing, no payment or credit shall be due from the Contributors to the extent that such amounts, if any, are, or will be, due from tenants as Operating Expense Pass-Throughs but have not yet been collected from tenants.

                    (e) Utilities. The Contributors shall cause the meters, if any, for utilities to be read on the Closing Date and shall pay the bills rendered on the basis of such readings, except for utilities paid directly by tenants. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Closing Date. Notwithstanding the foregoing, no payment or credit shall be due from the Contributors to the extent that such amounts are, or will be, due from tenants as Operating Expense Pass-Throughs but have not yet been collected from tenants.

                    (f) Accrued Interest on Assumed Mortgage Debt. The Partnership shall receive a credit for any interest accrued on Assumed Mortgage Debt, whether or not then due and payable, for the portion of the applicable interest period which has elapsed before the Closing Date (and to the extent unpaid, for prior periods).

         11.2 Tenant Reconciliations and Post-Closing Adjustments. After year-end (or other applicable period) adjustments with tenants under Leases for Operating Expense Pass-Throughs and receipt of final tax, other bills and lease payments, the Partnership shall prepare and present to the Contributors a calculation of the reproration of such Operating Expense Pass-Throughs, taxes (to the extent provided herein) and other items including lease payments, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within 30 days after presentment to the Contributors of the Partnership's calculation. The Contributors may inspect the Partnership's books and records related to the Properties to confirm the calculation. Appropriate post-Closing reconciliations and adjustments shall be made for any incorrect proration or adjustment. All post-Closing reconciliations and adjustments between the parties shall be paid in cash. No expense related to the ownership or operation of the Property shall be charged to or paid or assumed by the Partnership, whether allocable to any period before or after Closing, other than those obligations expressly assumed by the Partnership.

         11.3 Leasing Commissions. The Partnership shall receive a credit at the Closing equal to all leasing commissions, if any, due to leasing or other agents for the current remaining term of each Lease (determined without regard to any unexercised termination or cancellation right), discounted to present value using a discount rate of 11 percent per year. The Partnership shall assume in writing the obligation to pay any such leasing commissions due thereunder after the Closing Date up to the amount of said credit, but only to the extent such leasing commissions are identified in Schedule 11.3 hereto. At the Closing, the Partnership shall assume leasing commissions expressly identified in the commission schedule delivered to the Company and the Partnership on or prior to the date hereof which may become due as a result of the renewal, extension or expansion of any Lease which renewal or extension term or expansion commences after the date of this Agreement.

         11.4 TI Contracts, Tenant Allowances and Capital Improvements. Tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, rent abatement, moving expenses and other out-of-pocket costs, if any, which are the obligation of the landlord under Leases shall be allocated between the parties according to whether such obligations arise in connection with (a) Leases in place (the rent commencement date falls before the date of execution of this Agreement) ("Existing TI Obligations") other than with respect to renewal or expansion rights under Leases executed before the date of execution of this Agreement and properly exercised after the date of this Agreement, or (b) Leases for which the rent commencement date falls after the date of this Agreement or (c) Leases or amendments entered into during the pendency of this Agreement and approved by the Partnership or otherwise permitted pursuant to Section 3.7 or renewals or expansion rights existing under Leases executed before the date of execution of this Agreement and properly exercised after the date of this Agreement ("New TI Obligations"):

                    (i) Existing TI Obligations. Except to the extent that the Contribution Amount has been determined by deducting the amount of any Existing TI Obligations, if any, as of the date of determination of such amount, if, by the Closing, the Contributors or the Title Holding Partnerships have not completed and paid in full Existing TI Obligations, if any, then such costs as are reasonably agreed by the Partnership and the Contributors shall be charged against the Contributors and credited to the Partnership, and the Partnership shall be responsible for completing such Existing TI Obligations, if any. If the amount charged against the Contributors and credited to the Partnership exceeds the Partnership's cost to complete such Existing TI Obligations, such excess shall be paid in cash to the Contributors; but if the credit is insufficient for such purpose, the Contributors shall reimburse the Partnership in cash for such deficiency within 10 days after the Partnership's presentment of a final written reconciliation supported by evidence reasonably satisfactory to the Contributors.

                    (ii) New TI Obligations. At the Closing, the Partnership shall credit the Contributors for the cost of New TI Obligations, if any, properly performed and paid for by the Contributors or the Title Holding Partnerships to the extent such obligations were expressly approved in writing by the Partnership or otherwise permitted under
         Section 3.7, or if not performed and paid and relating to Leases which are permitted under the terms of this Agreement, the Partnership shall assume the obligation to perform and pay for such New TI Obligations, if any. If the rent commencement date under any Lease amendment, renewal, extension or expansion of a Lease subject to New TI Obligations, if any, falls before the Closing Date, then the cost of the New TI Obligation under such Lease, amendment, renewal or expansion shall be apportioned between the parties in the proportion that the length of the portion of the noncancellable primary term after such rent commencement date to the Closing Date bears to the length of the portion of the noncancellable primary term falling after the Closing Date.

                    (iii) Change Orders. The Contributors and the Title Holding Partnerships shall not agree to any change orders or additions to tenant improvements or changes in the scope of work or specifications with respect to Existing TI Obligations, if any, or New TI Obligations, if any, which exceed 10% of the approved costs without the Company's prior written approval, which shall not be unreasonably withheld or delayed.

                    (iv) Evidence of Payment. At the Closing, the Contributors shall provide lien waivers, payment affidavits, certificates of completion, Tenant Estoppels and other evidence reasonably necessary to confirm the Contributors' and the Title Holding Partnerships' compliance with their obligations pursuant to this Section 11.4, if any, and, to the extent such coverage is available, shall provide such indemnity or other assurance to enable the Title Company to insure against any claims against the Properties arising from work performed before the Closing.

         11.5 Repair Contracts. At the Closing, the Contributors shall pay or provide for payment in a manner reasonably satisfactory to the Company for all work under Repair Contracts, if any, that has been performed through the Closing Date, and, subject to the Partnership's reasonable requirements with respect to the selection of contractor, mechanic's lien protection and insurance, the Contributors and the Title Holding Partnerships shall at their sole cost and expense complete the remaining work to be performed under such Repair Contracts, if any, after the Closing Date. Any insurance proceeds covering work under the Repair Contracts, if any, shall be paid to the Contributors for the cost of the work covered by such insurance. Warranties related to work under TI Contracts and Repair Contracts, if any, shall be included in the warranties described as Intangible Property related to the applicable Properties. The Contributors and their Title Holding Partnerships shall provide assurance to the Title Company to enable it, to the extent permitted by applicable title insurance regulations, to issue the Title Policy without exception for mechanics' and materialmens' liens related to work performed by the Contributors and the Title Holding Partnership under Repair Contracts, if any. Notwithstanding the foregoing, the Contributors shall not be responsible for costs payable pursuant to Repair Contracts, if any, to the extent such costs are, or will be, due from tenants as Operating Expense Pass-Throughs, if any.

         11.6 Tenant Deposits. All unapplied tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to the Partnership at the Closing.

         11.7 Wages. The Partnership shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing prior to the Closing for employees of the Properties.

         11.8 Utility Deposits. The Contributors shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are properly assigned to the Partnership at the Closing.

         11.9 Sales Commissions. In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party hereto shall indemnify and hold harmless each other party hereto from and against any such claim based upon any statement, representation or agreement of such party.

         11.10      [Intentionally Omitted]


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



                      ARTICLE 12: TERMINATION AND REMEDIES

         12.1 Termination. This Agreement may be terminated:

                     (a) As to the Company, the Partnership and any particular Contributor, at any time prior to the Closing Date, between the Company and a Contributor, with the joint written consent of the Company and such Contributor; or

                    (b) By the Company or any Contributor, if the IPO has not occurred by December 31, 1998 or if the Form S-11 registration statement of the Company for the IPO has not been filed with the Securities and Exchange Commission by July 31, 1998.

         12.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 12.1, all obligations of the parties hereunder (or of the terminated Contributor, in the case of terminations pursuant to Section 12.1(a)) shall terminate, except for the obligations that expressly survive the termination of this Agreement. If this Agreement is terminated pursuant to Section 12.1, no party (or no terminated Contributor, in the case of terminations pursuant to Section 12.1(a)) shall have any continuing liability for any inaccuracy in or breach of any representation or warranty or covenant under this Agreement, and if any Property is excluded from the Consolidation in accordance with the election of the Company pursuant to Section 2.8 or Section 12.3, any Contributor having an ownership interest in such Property shall not have any continuing liability for any inaccuracy in or breach of any representation or warranty or covenant with respect to such Property under this Agreement.

         12.3 Termination as to Specific Properties. At any time prior to the Closing Date, if there shall have been a material breach of any covenant, representation or warranty of any Contributor hereunder with respect to any Property or Properties, or failure of any condition to the Company's obligation to close with respect to one or more Properties which is not or cannot be cured prior to five Business Days before the Closing Date or there shall have occurred a material adverse change or development affecting the condition, value or utility of any Property which is not or cannot be cured prior to five Business Days before the Closing Date, the Company may elect by written notice to such Contributor to exclude such Property or Properties from the Consolidation, which notice shall be given by the Company within 30 days after becoming aware of such material breach, failure or material adverse change or development or such longer period to which such Contributor may agree, in which event the Contribution Amount of such Contributor shall be adjusted accordingly. For purposes of this Section 12.3, a material adverse change or development respecting the condition, value or utility of a Property (A) shall have occurred if (i) any as-built survey which Contributor obtained shows a building setback violation, shows the building sitting on top of an underground utility easement or indicates a boundary dispute; (ii) the holder of any mortgage which is to be assumed does not consent; (iii) the holder of any ground lease does not consent;
(iv) Advance Stores Company, Incorporated gives an estoppel which indicates that a lease is in material default, or cure period has lapsed, or that Advance Stores Company, Incorporated intends to terminate a lease or otherwise pursue remedies against the landlord; or (v) an act of God occurs which would render the Property unsuitable for its intended use; and (B) shall have occurred if such breach of a covenant, representation or condition or failure of condition would be likely to result in a diminution in the condition, value or utility of the Property in an amount equal to at least 10% of the Contribution Amount of such Property, determined without taking into account any change in local economic conditions. In the event that the Company and the applicable Contributor cannot agree on the dollar amount of such diminution, such parties shall select a mutually agreeable third party (at the Company's expense) to determine such amount. The decision of such third party shall be final.

                           ARTICLE 13: INDEMNIFICATION

         13.1 Contributors' Indemnity. Each Contributor agrees, severally but not jointly, to indemnify, defend and hold the Company and the Partnership harmless from any liability, claim, demand, loss or damage (for the survival period provided in Section 14.1) (a) asserted by any person or entity against any such indemnitee arising from any act or omission of such Contributor, its agents, employees or contractors occurring on or before the Closing except for matters covered by the representations and warranties in Article 4 or relating to the Properties owned by it, which shall be governed, if at all, by clause (b) or (e) below; (b) arising from any breach by such Contributor of any contractual obligation related to the Properties owned by it other than those obligations which by this Agreement, or any closing delivery, specifically become the obligations of the Partnership; (c) for proration payments under Article 11; (d) liabilities arising prior to the Closing with respect to the Properties, whether or not asserted or due, except for (i) liabilities subject to proration under
Article 11, (ii) Assumed Mortgage Debt or (iii) matters covered by the representations and warranties in Article 4 or relating to the Properties owned by it, which shall be governed, if at all, by clause (b) above or clause (e) below; or (e) arising from any breach by such Contributor of its representations and warranties in Article 4, except to the extent previously adjusted in calculating the Adjusted Contribution Amount for such Contributor. In the event the Company or the Partnership is entitled to receive any amount from a Contributor pursuant to this Section 13.1 as an indemnification payment, in lieu of receiving a cash payment from such Contributor, such Contributor may elect to satisfy such indemnification amount by delivery to the Company or the Partnership, as the case may be, of Ownership Units that it holds, free and clear of all liens, with each such Ownership Unit having a value equal to the Fair Market Value of the Common Shares as of the first date that payment of such indemnification amount is due to the Company or the Partnership, as the case may be. Notwithstanding the foregoing, no Contributor shall have any liability hereunder for the first $25,000 in costs, damages and expenses for which they would otherwise be liable under this Section 13.1 but for this provision.

         13.2 Partnership's Indemnity. The Partnership agrees to indemnify, defend and hold the Contributors harmless from and against any liability, claim, demand, loss or damage (for the survival period provided in Section 14.1, except with respect to clauses (a) and (d) below, which shall not be so limited) (a) asserted by any person or entity against any of them with respect to the Properties or otherwise arising from any act or omission of the Partnership, its agents, employees or contractors occurring on or after the Closing; (b) arising from any breach by the Partnership of any obligation of the Partnership under this Agreement; (c) for proration payments under Article 11; (d) arising from events occurring after the Closing with respect to the Properties, except for liabilities subject to proration under Article 11; or (e) arising from any breach by the Partnership of its representations and warranties in Article 5.

         13.3 Company's Indemnity. The Company agrees to indemnify, defend and hold the Contributors harmless from any liability, claim, demand, loss or damage suffered by any of them (for the survival period provided in Section 14.1) (a) asserted by any person or entity against any such indemnitee arising from any act or omission of the Company, its agents, employees or contractors occurring on or before the Closing, except for any such items which are subject to proration under Article 11; or (b) arising from any breach by the Company of its representations and warranties in Article 5.

         13.4 Environmental Excluded. The indemnities set forth in this Article 13 do not cover indemnification relating to environmental conditions or claims including, without limitation, asbestosis, with the exception of a breach by the Contributors of their representation and warranty in Section 4.9. Each party explicitly reserves all rights with respect to such claims under any other provision of this Agreement and under applicable law.

         13.5 Procedure. The following provisions govern all actions for indemnity under this Article 13 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee shall, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it shall be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of an indemnitee to deliver written notice to the indemnitor within a reasonable time after the indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor's ability to defend such action. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

         13.6 Limitation on Liability. Notwithstanding any other provision in this Article 13, (a) the aggregate liability of each Contributor, respectively, with respect to any and all liabilities, claims, demands, losses or damages effected under Section 13.1 shall not exceed its IPO Proceeds and (b) the liability of any Contributor, respectively, with respect to any and all liabilities, claims, demands, losses or damages effected under Section 13.1 with respect to any particular Property (including any breach of Section 4.7 with respect to any particular Property) shall not exceed its Contribution Amount with respect to such Property, as adjusted for any adjustments provided in the definition of "Adjusted Contribution Amount" which specifically relate to such Property with a pro rata adjustment for any such other adjustments in the definition of "Adjusted Contribution Amount" which relate to such Contributor, in general, based on its Contribution Amount with respect to each of its Properties; provided, however, that if any such Contributor has elected pursuant to Section 13.1 to deliver Ownership Units to satisfy its indemnification amount and has previously delivered all Ownership Units received by it in the Consolidation to the Company or the Partnership pursuant to Section 13.1, then such Contributor shall have no further liability under this Article 13.

         13.7 Exclusivity. The parties hereto agree that, from and after the Closing Date, with respect to any breach or violation of any representation or warranty or any covenant, obligation or other term set forth in this Agreement or the other documents delivered in connection herewith, the only relief and remedy available to a party in respect of such breach shall be (a) damages, but only to the extent properly claimable hereunder pursuant to this Article 13 as may be limited pursuant to Section 13.1 or Section 13.6, (b) specific performance, if a court of competent jurisdiction in its discretion grants the same, or (c) injunctive or declaratory relief, if a court of competent jurisdiction in its discretion grants the same.

                            ARTICLE 14: MISCELLANEOUS

         14.1 Survival. The representations and warranties contained in this Agreement and the indemnification obligations and other provisions of this Agreement that contemplate performance after the Closing shall survive the Closing for a period of one year from the Closing Date and shall not be deemed to be merged into or waived by the instruments of the Closing; provided, however, that the representations in Section 4.16 shall survive the closing until 30 days after the applicable statute of limitations period has expired. Notice of a good faith claim for indemnification under Article 13 must be given in writing by an indemnitee pursuant to Section 13.5 within one year after the date of this Agreement if a claim in respect thereof is to be made against the indemnitor (other than claims arising out of a breach of the representations and warranties in Section 4.16, for which claims for indemnification shall be given during the applicable survival period).

         14.2 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby, including all legal and accounting fees and disbursements.

         14.3 Additional Actions and Documents. Each of the parties hereto hereby agrees to use its commercially reasonable efforts to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement. The obligations of the parties set forth in this Section 14.3 shall survive the Closing and shall not be deemed to be merged into or waived by any instrument of conveyance delivered at Closing.

         14.4 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and, except as otherwise expressly provided, shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         14.5 Entire Agreement; Amendment. This Agreement, including the exhibits, schedules and other documents referred to herein or therein or furnished pursuant hereto or thereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification or discharge is sought.

         14.6 Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as set forth on the signature pages hereto. Each party may designate by notice in writing a new address or additional addresses to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand delivered, sent, mailed, faxed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the confirmation receipt (with respect to a facsimile) or the answer-back (with respect to a telecopy or telex) being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         14.7 Waivers. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         14.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.9 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof) except for actions affecting title to real property, in which case the laws of the state in which the real property is located shall apply.

         14.10 Assignment. No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, that the Company, the Partnership or a Partnership

Interest Contributor may assign their rights and/or obligations under this Agreement to any Affiliate; provided, further, that a Contributor who is a natural person may assign his rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, to his or her spouse, siblings, parents or any natural or adopted children or other descendants or to any personal trust in which such family members or such Contributor retains the entire beneficial interest, provided, however, that in the case of any such assignment, the transfers shall each be effected pursuant to a bona fide exemption under the Securities Act; provided, further, that no Contributor shall be obligated to receive any securities except LP Units of the Partnership which are convertible into Common Shares of the Company. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Company or (b) an entity at least a majority of whose economic interest is owned by the Company; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

         14.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer any benefit on any third party.

         14.12      Confidentiality.

         (a) Before the Closing Date, no Contributor, directly or indirectly, shall make any public announcement or disclosure of this Agreement or any information related to this Agreement to third parties, other than their respective auditors and accountants, legal counsel, tenants and lenders without the prior written consent of the Company. The Company and the Partnership shall not make any public disclosure of the name of any Contributor or Title Holding Partnership, except as required by law , as ordered by a court of competent jurisdiction or as provided in paragraph (d) below.

         (b) As used herein, "Confidential Material" means, with respect to each party hereto (the "Providing Party"), all information, whether oral, written or otherwise, furnished to any other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, partners, affiliates, employees, agents or representatives (collectively, "Representatives"), by the Providing Party and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party or another Receiving Party or one of their Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiry, prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation or (iii) is subsequently disclosed in the Form

S-11 registration statement relating to the IPO or other public disclosure permitted under this Section 14.12.

         (c) Subject to paragraph (d) below or except as required by law or as ordered by a court of competent jurisdiction, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Consolidation or the conducting, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 14.12. In any event, each Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

         (d) In the event that any Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal process) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking available legal steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation). Notwithstanding anything to the contrary contained herein, the Company and the Partnership may disclose Confidential Material received from any Providing Party in the Form S-11 registration statement and otherwise in connection with the IPO as they believe necessary or appropriate to comply with federal and state securities laws, requests by the Securities and Exchange Commission or state securities commissions for additional information or as otherwise deemed necessary by them, the underwriters and their respective counsel in connection with the IPO.

         (e) The provisions of this Section 14.12 shall terminate upon the Closing. In the event of the termination of this Agreement in accordance with its terms, promptly upon request from a Providing Party, each Receiving Party shall, except to the extent prevented by law, redeliver to such Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to such Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Representative designated by each

Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

         14.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         14.14 Company Access to Information. Upon the Company's reasonable request, at any time before or after the Closing Date, each Contributor shall provide the Company and the Partnership reasonable access to the books and records of the Properties and all related information in order for the Company and the Partnership to verify any payments or receipts from tenants, suppliers, service providers and any other party.

         14.15 Information and Audit Cooperation. At the Company's request, at any time before or after the Closing Date, the Contributors shall provide to the Company's designated independent auditor access to the books and records of the Properties and all related information regarding the period for which the Company or its affiliates is required to have the Properties audited under the regulations of the Securities and Exchange Commission, and a representation letter regarding the books and records of the Properties substantially in the form of Exhibit K in connection with the normal course of auditing the Properties in accordance with generally accepted auditing standards.

         14.16 Binding Effect. This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         14.17 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.18 Limitation of Liability. Any obligation or liability whatsoever of the Company which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby shall be satisfied, if at all, out of the Company's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of its shareholders, trustees, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

         14.19 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONTRIBUTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PROVISIONS OF THIS SECTION 14.19 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed on their behalf as of the date first above written.

                            MAR MAR REALTY TRUST


                            By: /s/Benjamin F. Bracy
                                -------------------------------------------
                                  Name: Benjamin F. Bracy
                                  Title:   President


                            MAR MAR REALTY L.P.

                            By:  MAR MAR REALTY TRUST, its general partner


                                     By: /s/Benjamin F. Bracy
                                         ----------------------------------
                                            Name: Benjamin F. Bracy
                                                   Title:   President

                            CONTRIBUTORS:


                            SONIC FINANCIAL CORPORATION
                               address:
                              Attention:
                            Facsimile No.:


                            By:      /s/ William R. Brooks, Vice President
                                ----------------------------------------------
                                 Name:
                                Title:



                            TOWN AND COUNTRY FORD, INC.
                                    address:
                                   Attention:
                                 Facsimile No.:


                            By:       /s/ O. Bruton Smith
                                 ---------------------------------------------
                                      Name:
                                     Title:



                            O. BRUTON SMITH
                            address:
                            Facsimile No.:


                            /s/ O. Bruton Smith
                                ----------------------------------------------



                            PRIMAX PROPERTIES, LLC
                               address:
                              Attention:
                            Facsimile No.:


                            By:      /s/ William Seymour
                                 ---------------------------------------------
                                 Name:
                                 Title: Manager

                            WILLIAM G. SEYMOUR
                            address:
                            Facsimile No.:


                            /s/ William Seymour
                                ---------------------------------------------



                            EMMA C. SEYMOUR
                            address:
                            Facsimile No.:


                            /s/ Emma Seymour
                                ---------------------------------------------